Exhibit 10.1

G E N E R A L    R E L E A S E

GENERAL RELEASE (this “Release”) by Thomas A. Renyi (“you”) in favor of The Bank of New York Mellon Corporation (“Company”), its subsidiaries, affiliates, and all of their officers, directors, employees, shareholders, attorneys and agents and their predecessors, successors and assigns, individually and in their official capacities (together, the “Released Parties”).

WHEREAS, you have been employed as Executive Chairman of the Company; and

WHEREAS, you are entitled to certain payments and benefits under your letter agreement, dated June 25, 2007 (as the same may have been amended from time to time, the “Service Agreement”), with the Company that are conditioned on the effectiveness of this Release.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1. General Release. You, for yourself and for your heirs, executors, administrators, successors and assigns, knowingly and voluntarily forever waive, terminate, cancel, release and discharge the Released Parties from and against any and all legally waivable claims, causes of action, allegations, rights, obligations, liabilities or charges (collectively, “Claims”) that you (or your heirs, executors, administrators, successors and assigns) have or may have, whether known or unknown, by reason of any matter, cause or thing occurring at any time before and including the date of this Release, including, without limitation, claims for compensation or bonuses (including, without limitation, any claim for an award under any compensation plan or arrangement); breach of contract; tort; wrongful, abusive, unfair, constructive or unlawful discharge or dismissal; impairment of economic opportunity defamation; age and national origin discrimination; sexual harassment; back pay; front pay; benefits’ attorneys’ fees; whistleblower claims; emotional distress’ intentional infliction of emotional distress’ assault’ battery; pain and suffering; punitive or exemplary damages; violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act, the Older Workers Benefit Protection Act of 1990, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act of 1989, the Family and Medical Leave Act of 1993, the New York State and New York City anti-discrimination laws, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation or ordinance pertaining to employment, wages, compensation, hours worked, or any other matters related in any way to your employment with the Company and its affiliates (and their respective predecessors) or the termination of that employment. In addition, in consideration of the provisions of this Release, you further agree to waive any and all rights under the laws of any jurisdiction in the United States or any other country that limit a general release to those claims that are known or suspected to exist in your favor as of the Effective Release Date (as defined below). You also understand you are releasing any rights or claims concerning bonus(es) and any award(s) or grant(s) under any incentive compensation plan or program, except as specifically set forth in the Service Agreement.

2. Surviving Claims: Notwithstanding anything herein to the contrary, this Release shall not:

(a) release any Claims relating to the payments and benefits set forth in the Service Agreement;

(b) release any Claims arising after the date of this Release;

(c) limit or prohibit in any way your (or your beneficiaries’ or legal representatives’) ability to bring an action to enforce the terms of this Release;

(d) release the Company's obligations to you as a past, present, or future customer or client of the Company or its affiliates;

(e) release any claim for employee benefits under plans covered by the Employee Retirement Income Security Act of 1974, as amended, or other vested benefits to the extent that such claims may not lawfully be waived or for any payments or benefits under any plans of the Company that have vested according to the terms of those plans; or

(f) release any claims for indemnification in accordance with applicable laws and the corporate governance documents of the Company including any right to contribution, in accordance with their terms as in effect from time to time or pursuant to any applicable directors and officers insurance policy with respect to any liability incurred by you as an officer or director of the Company or any right you may have to obtain contribution as permitted by law in the event of entry of judgment.

The Claims that are not released pursuant to this Section 2 are collectively referred to as the “Surviving Claims”.

3. Additional Representations and Covenants. You represent and warrant that you have not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party nor have you assigned, pledged, or hypothecated as of the Effective Release Date your claim to any person and no other person has an interest in the claims that you are releasing. You also agree that should any person or entity file or cause to be filed any civil action, suit, arbitration, administrative charge or other legal proceeding seeking equitable or monetary relief concerning any claim released by you herein, you shall not seek or accept any personal relief from or as the result of such civil action, suit, arbitration, administrative charge or other legal proceeding.

4. Your Acknowledgements. You acknowledge and agree that you have read this Release in its entirety and that, except for the Surviving Claims, this Release is a general release of all known and unknown claims, including, without limitation, to rights and claims arising under ADEA. You further acknowledge and agree that:

(a) this Release does not release, waive or discharge any rights or claims that may arise for actions or omissions after the date of this Release;

(b) you are entering into this Release and releasing, waiving and discharging rights or claims only in exchange for consideration which you are not already entitled to receive;

(c) you have been advised, and are being advised by this Release, to consult with an attorney before executing this Release, and you acknowledge that you have consulted with counsel of your choice concerning the terms and conditions of this Release;

(d) you have been advised, and are being advised by this Release, that you have 21 days within which to consider this Release;

(e) you are aware that this Release shall become null and void if you revoke your agreement to this Release within 7 days following the date of execution and delivery of this Release. You may revoke this Release at any time during such 7-day period by delivering (or causing to be delivered) to the Company’s Director of Human Resources a written notice of your revocation of this Release. In the event that the 7th day following the date you sign this Release falls on a Saturday, Sunday or legal holiday, you will have until 5:00 p.m. on the next business day to deliver your written notice of revocation. You expressly understand and agree that if you do not sign this Release, or if you revoke it within this 7-day period, you are not entitled to, and will not receive, any of the payments or benefits provided for under the Service Agreement that are conditioned upon the effectiveness of this Release; and

(f) this Release shall become effective and irrevocable on the 8th day following the day on which you have signed it, unless you have revoked it as provided in Paragraph 4(e) above (“Effective Release Date”).

5. Additional Agreements. You acknowledge and represent that you have returned or will return prior to the Effective Release Date , all Company-owned property, including but not limited to, all documents and records, materials, policies, procedures, forms and documents, identification cards, credit cards, telephone cards, files, memoranda, keys and other equipment and/or supplies in your possession, custody or control and all copies thereof, that you have retained no such item in your possession, custody or control, and you understand that the Company has relied upon your representation and that the return of such property is an express condition of your Service Agreement and this Release. You may retain all benefits-related documents pertaining to you.

6. Governing Law. To the extent not subject to federal law, this Release will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that state.

7. Captions; Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Release and shall not be used in construing it.

8. Facsimile Signature. Any signature on this Release, delivered by facsimile transmission shall be deemed to be an original signature thereto.

July 22, 2008	/s/ Thomas A. Renyi
Date	Thomas A. Renyi